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                                                                   EXHIBIT 99.12


                               AMENDMENT NO. 1 TO
                          STOCKHOLDER OPTION AGREEMENT


         This AMENDMENT NO. 1 (this "Amendment"), effective as of April 9, 2001, to the Stockholder Option Agreement (the "Option Agreement"), dated January 10, 2001, by and between United Parcel Service, Inc., a Delaware corporation (the "Holder"), and the Tamara Fritz 1999 Grantor Retained Annuity Trust, a trust created under the laws of the State of California (the "Stockholder"), is made and entered into by and between the Holder and the Stockholder.

                                WITNESSETH THAT:

         WHEREAS, payment of annuities (the "Annuities") from the Stockholder to Tamara Fritz must be made by the terms of the Stockholder no later than April 15, 2001 and July 15, 2001;

         WHEREAS, the Stockholder desires to pay the Annuities in Shares (as defined in the Option Agreement);

         WHEREAS, the Stockholder desires to sell the balance of the Shares to Tamara Fritz that are not required for the payment of the Annuities; and

         WHEREAS, the Holder and the Stockholder desire to enter into this Amendment to amend certain terms and conditions of the Option Agreement;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and in the Option Agreement, the parties do hereby agree to amend the Option Agreement as follows:

         1. Amendment to Section 4. Section 4 of the Option Agreement is hereby amended by adding the following subsection:

         "4.5 Transfer of Title Upon Payment and Sale. Upon a Sale (as defined below) or payment of an Annuity (as defined below), the Stockholder will transfer to Tamara Fritz good and valid title to the Shares free and clear of pledges, liens, security interest, adverse claims, assessments, options, equities, charges and encumbrances of any nature whatsoever, and with no proxies or restrictions on the voting rights or other incident of record or beneficial ownership pertaining thereto (other than the proxy being granted pursuant to Section 6 of this Agreement)."

         2. Amendment of Section 5.1. Section 5.1 of the Option Agreement is hereby amended by deleting the last sentence of such Section 5.1 and replacing it with the following:

"Without limiting the generality of the foregoing, the Stockholder covenants and agrees that the Stockholder will not sell, transfer, pledge, hypothecate, assign or otherwise convey or dispose of, or enter into any contract, option, agreement or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, conveyance or other disposition of, any Shares, other than
(i) to or in favor of Holder or Holder's assignee, or in connection with the Merger or an


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Acquisition Transaction between Company and Holder, Newco or another subsidiary of Holder or (ii) to or in favor of Tamara Fritz (A) as payment of annuities (the "Annuities") from the Stockholder to Tamara Fritz as required to be made by the terms of the Stockholder by each of April 15, 2001 and July 15, 2001 or (B) in a sale (a "Sale") by the Stockholder to Tamara Fritz of the remainder of the Shares held by the Stockholder after the payment of the Annuities immediately prior to the termination of the Stockholder by its terms, provided that in the case of "(ii)" above the Shares subject to any Annuity or to any Sale shall be subject to the Stockholder Option Agreement, dated January 10, 2001, by and between United Parcel Service, Inc. and Tamara Fritz and shall be deemed to be included in the definition of "Shares" thereunder, and further provided that (y) all transfers of Shares subject to any Annuity or any Sale occur prior to the initial record date (the "Record Date") of the special meeting of stockholders of the Company to be held to vote on the contemplated merger between the Company and the Holder and (z) Tamara Fritz, as the transferee, becomes the stockholder of record of the transferred Shares prior to the Record Date. Notwithstanding the foregoing, if in connection with an Annuity or a Sale, Tamara Fritz, as transferee, does not become the stockholder of record of the Shares being transferred prior to the Record Date, then the transfer will be null and void."

         3. Amendment of Section 10. Section 10 of the Option Agreement is hereby amended by deleting such Section 10 in its entirety and replacing it with the following:

         "10. Termination. Except as provided in the following sentence, this Agreement and the Option, other than the provisions of Section 6(c), shall terminate on the earlier of: (i) the delivery by Holder to the Stockholder of written notice of Holder's determination to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with the terms thereof and
(iii) the distribution of all Shares held by the Stockholder in connection with the payment of an Annuity or a Sale (the "Termination Date"). Notwithstanding anything to the contrary in this Agreement or any other agreement, if during the term of this Agreement an Acquisition Event shall occur or if the Merger Agreement shall have been terminated by Holder in accordance with Section 8.1(d) or 8.1(f)(ii) of the Merger Agreement (the date of the earlier of the occurrence or termination being the "Trigger Date"), this Agreement and the Option shall remain in full force and effect and the Termination Date of this Agreement shall automatically extend to the date which occurs 9 months from the Trigger Date unless this Agreement was terminated as described in "(iii)" above."

         4. Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

         5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

         6. Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute a single agreement.

         7. Effect of Amendment. Except as set forth herein, the Option Agreement remains in full force and effect and unmodified.


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         8.       Transfer Documents. Stockholder agrees that the form of the documentation to be executed to effect a Sale (as defined in this Amendment) and to pay the Annuities shall require the prior approval of Holder.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


                             UNITED PARCEL SERVICE, INC.


                             By: /s/ Thomas W. Delbrook
                                -----------------------------------------------
                                Thomas W. Delbrook
                                Assistant Treasurer

                             TAMARA FRITZ 1999 GRANTOR RETAINED ANNUITY TRUST



                             By: /s/ Tamara Fritz
                                -----------------------------------------------
                                Tamara Fritz
                                Trustee



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